Exhibit 23.3

CONSENT OF MCGEHEE ENGINEERING CORP.

McGehee Engineering Corp. issued a report dated January 29, 2025, relating to estimates of certain coal reserves of Warrior Met Coal, Inc. (the “Company”) as of December 31, 2024 (the “Report”). We hereby consent to (i) the use in the Company’s Registration Statement on Form S-3ASR (this “Registration Statement”) of the information contained in the Report; and (ii) the references to McGehee Engineering Corp. in this Registration Statement. We further consent to the reference to our firm under the heading “Experts” in this Registration Statement.

McGehee Engineering Corp.

By:	/s/ Sanford M. Hendon
Name:	Sanford M. Hendon
Title:	Vice-President

Dated:	September 26, 2025